J.L. French Automotive Castings, Inc.
March 10, 2004

Exhibit 99.1

DATE: March 10, 2004

FROM:	FOR:
The Carideo Group, Inc.	J.L. French Automotive Castings, Inc.
1250 One Financial Plaza	4508 IDS Center
120 South Sixth Street	Minneapolis, Minnesota 55402
Minneapolis, Minnesota 55415

Tony Carideo	Anthony A. Barone (920) 458-7724
(612) 317-2880

FOR IMMEDIATE RELEASE

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. ANNOUNCES
2003 FOURTH QUARTER AND YEAR-END RESULTS

MINNEAPOLIS, March 10, 2004— J.L. French Automotive Castings, Inc., today reported fourth-quarter revenues for the period ended December 31, 2003 of $130.3 million compared to $136.7 million in the 2002 period.

     Operating income before the impact of restructuring and impairment charges, loss on sale of business and loss on early retirement of debt was $15.5 million versus $14.7 million in the prior-year quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) before restructuring and impairment charges, loss on sale of business assets, loss on early retirement of debt and loss contract reserve reversals was $26.5 million, or 20.4 percent of sales, in the fourth quarter of 2003 compared to $25.4 million, or 18.6 percent of sales, in the 2002 period. Cash interest expense was $16.1 million, up from $12.7 million in the fourth quarter of 2002 as a result of higher weighted average interest rates and debt levels in the 2003 period.

     During the fourth quarter of 2003, the company recorded restructuring and impairment charges of $1.8 million, which primarily represents expenses associated with the Grandville, MI., facility, which was closed in the second quarter of 2003 and certain charges of $0.8 million related to the restructuring of its United Kingdom operations. In the fourth quarter of 2002, the company recorded a restructuring charge of $21.3 million related to the closure of the Grandville, MI, facility.

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J.L. French Automotive Castings, Inc.
March 10, 2004

     “We continued to be affected by lower automotive production levels during the fourth quarter of 2003,” said Jack Falcon, president and chief executive officer. “These lower production levels have accelerated our cost reduction and productivity improvement efforts. Our previously announced restructuring of our UK operations reduce our costs, and we have added key top management to our leadership team who will help us achieve our profitability goals.”

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J.L. French Automotive Castings, Inc.
March 10, 2004

     For the year ended December 31, 2003, revenues were $521.1 million, a decrease of $29.4 million compared to 2002. EBITDA before the impact of restructuring and impairment charges, loss on sale of business assets, loss on early retirement of debt and loss contract reserve reversals decreased to $93.6 million, or 18.0 percent of sales, in 2003 compared to $95.0 million, or 17.3 percent of sales, in 2002. As a result of the higher weighted average interest rates and debt levels in 2003, cash interest expense increased to $60.2 million versus $48.9 million for 2002. During 2003, the company recorded non-cash income of $0.6 million related to exchange rate fluctuations on debt denominated in foreign currencies.

     Restructuring and impairment charges for the year ended December 31, 2003 totaled $106.4 million and consisted of $96.0 million write-off of goodwill related to the Sheboygan and Spain reporting units in the third quarter, $4.9 million write-down of assets at the Saltillo, Mexico facility, $2.2 million write-down of assets of the UK operations, and $3.3 million in restructuring costs.

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J.L. French Automotive Castings, Inc.
March 10, 2004

     The following table reconciles the reported net loss to operating income before restructuring and impairment charges, loss on sale of business assets, and loss on early retirement of debt, EBITDA before restructuring and impairment charges, loss on sale of business assets, and loss on early retirement of debt, and EBITDA before restructuring and impairment charges, loss on sale of business assets, loss on early retirement of debt and loss contract reserve reversals for the three months and year ended December 31, 2003, and 2002:

(in thousands)	Three months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002

Net loss	$(7,027)	$(70,512)	$(132,689)	$(272,113)
Cumulative effect of accounting change	—	—	—	202,622

Loss before cumulative effect of accounting change	(7,027)	(70,512)	(132,689)	(69,491)
Provision for income taxes	941	37,213	1,315	38,528
Restructuring and impairment charges	1,815	21,308	106,414	21,308
Loss on sale of business assets	808	—	808	—
Loss on early retirement of debt	—	13,507	—	13,507
Interest expense	18,981	13,168	74,839	51,147
Other (income)	—	—	(617)	—

Operating income before restructuring and impairment charges, loss on sale of business and loss on early retirement of debt (1)	15,518	14,684	50,070	54,999
Depreciation and amortization	11,205	11,756	45,738	46,228

EBITDA before restructuring and impairment charges, loss on sale of business and loss on early retirement of debt (1)	26,723	26,440	95,808	101,227
Loss contract reserve reversals	(179)	(1,043)	(2,258)	(6,249)

EBITDA before restructuring and impairment charges, loss on sale of business, loss on early retirement of debt and loss contract reserve reversals (1)	$26,544	$25,397	$93,550	$94,978

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J.L. French Automotive Castings, Inc.
March 10, 2004

(1) Operating income before restructuring and impairment charges, loss on sale of business assets, and loss on early retirement of debt, EBITDA before restructuring and impairment charges, loss on sale of business assets, and loss on early retirement of debt and EBITDA before the restructuring and impairment charges, loss on sale of business assets, loss on early retirement of debt and loss contract reserve reversals do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States of America, or GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA before restructuring and impairment charges, loss on sale of business assets, and loss on early retirement of debt and EBITDA before restructuring and impairment charges, loss on sale of business assets, loss on early retirement of debt and loss contract reserve reversals are included in this press release because they are a basis upon which we assess our liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We also believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA before restructuring and impairment charges, loss on sale of business assets, and loss on early retirement of debt and EBITDA before restructuring and impairment charges, loss on sale of business assets, loss on early retirement of debt and loss contract reserve reversals do not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

About J.L. French Automotive Castings, Inc.

     J.L. French Automotive Castings, Inc., a privately held automotive supplier, is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, WI; Glasgow, KY; Benton Harbor, MI; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as five plants in the United Kingdom. The company is based in Sheboygan, WI, and has its corporate office in Minneapolis, MN.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) unanticipated difficulties servicing the level of indebtedness at the company or achieving compliance with debt covenants, (ii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iii) labor disputes involving the company or its significant customers, (iv) risks associated with

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J.L. French Automotive Castings, Inc.
March 10, 2004

conducting business in foreign countries, and (v) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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J.L. French Automotive Castings, Inc.
March 10, 2004

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands — unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Sales	$130,255	$136,708	$521,083	$550,447
Cost of sales (1)	107,790	118,425	452,627	481,308

Gross profit	22,465	18,283	68,456	69,139
Selling, general and administrative expenses (1)	6,947	3,599	18,386	14,140
Restructuring and impairment charges	1,815	21,308	106,414	21,308
Loss on sale of business assets	808	—	808	—
Loss on early retirement of debt (2)	—	13,507	—	13,507

Operating income (loss)	12,895	(20,131)	(57,152)	20,184
Cash interest expense	16,063	12,715	60,212	48,855
Non-cash interest expense	2,918	453	14,627	2,292

Interest expense	18,981	13,168	74,839	51,147
Other income	—	—	(617)	—

Loss before income taxes and cumulative effect of change in accounting principle	(6,086)	(33,299)	(131,374)	(30,963)
Income tax provision	941	37,213	1,315	38,528

Loss before cumulative effect of change in accounting principle	(7,027)	(70,512)	(132,689)	(69,491)
Cumulative effect of change in accounting principle — write-off of goodwill	—	—	—	202,622

Net loss	$(7,027)	$(70,512)	$(132,689)	$(272,113)

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J.L. French Automotive Castings, Inc.
March 10, 2004

(1) Beginning in 2003, the Company began classifying certain plant-related expenses from selling, general administrative expenses to cost of sales. Results for the three months and year ended December 31, 2002 have been reclassified to conform to the new presentation. The reclassification had no impact on previously reported operating income (loss) or net loss.

(2) In the fourth quarter of 2002, the Company recognized a loss on early retirement of debt totaling $13.5 million. Under new accounting rules, the loss is reflected as an expense before operating income. Previously, the loss was recorded as an extraordinary item.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands — unaudited)

	December 31,	December 31,
Assets	2003	2002
Current assets:
Cash and cash equivalents	$1,497	$3,337
Accounts receivable, net	46,550	49,574
Inventories	32,623	35,357
Assets held for sale	4,677	—
Other current assets	12,742	13,437

Total current assets	98,089	101,705
Property, plant and equipment, net	251,993	250,969
Intangibles and other assets, net	16,599	112,265

	$366,681	$464,939

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$23,333	$12,342
Accounts payable	52,332	56,187
Accrued liabilities	33,485	31,107

Total current liabilities	109,150	99,636
Long-term debt, net of current portion	419,192	398,221
Subordinated notes	175,000	175,000
Other noncurrent liabilities	21,680	26,593

Total liabilities	725,022	699,450
Redeemable common stock	60,000	60,000
Stockholders’ deficit:
Common stock	1	1
Additional paid-in capital	87,144	87,537
Accumulated deficit	(504,022)	(371,333)
Accumulated other comprehensive loss	(1,464)	(10,716)

Total stockholders’ deficit	(418,341)	(294,511)

	$366,681	$464,939

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